Exhibit 99.1
Press Release
For Immediate Release
Contact: Alanna Vitucci
alanna.vitucci@zovio.com
858 668 2586 x11636

Zovio Announces Historic Higher Education Transaction

Zovio completes sale of Ashford University to University of Arizona Global Campus, will continue to provide world-class education technology services

CHANDLER, Ariz. (Dec. 1, 2020) - Zovio (Nasdaq: ZVO), announced today that the sale of Ashford University to University of Arizona Global Campus ("Global Campus") is now complete. Following approval from WSCUC in November, the University of Arizona announced the inaugural board of directors for Global Campus.
Due to COVID-19, the pivot to digital learning in higher education has accelerated. College students are increasingly turning to online learning options, while more institutions than ever are offering their programs on-campus and online. Global Campus, facilitated by Zovio technology, will pioneer the future of higher education by meeting students wherever they are in their educational journey and wherever they live.
With the transaction's close, Global Campus is moving forward with ensuring that nontraditional and underrepresented students can access affordable and high-quality online higher education.
This transaction allows Zovio to continue providing innovative and data-driven education technology services to Global Campus under a long-term Strategic Services Agreement, cementing Zovio's position as a world-class education technology services company. It furthers Zovio's ability to pursue diversified growth as a leading provider of technology and services to other higher education institutions, corporations, and learners.
"Zovio is proud to partner with University of Arizona Global Campus to provide our data-driven technology services to meet the needs of each student, particularly nontraditional students who need flexible access to a high-quality online education that will help them achieve their goals," said Zovio Founder, President, and CEO Andrew Clark. "Today's news is further proof that it will be innovative models for education like this which will redefine the future of learning. By providing online education services that meet both the learners' and universities' needs, Zovio technology is fueling better decision making, insights, and solutions that promote student retention and degree completion."
"In the same way that education is transformative for individuals and communities, Global Campus and its partnership with Zovio will help transform higher education," said University of Arizona Global Campus Interim CEO Paul Pastorek. "Global Campus and Zovio prioritize ensuring student success, and this partnership will provide both the high-quality online classroom experience as well the personalized support services that will help our students achieve their career and personal goals."
About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, which includes Fullstack Academy,

Exhibit 99.1
TutorMe, and Learn@Forbes, leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.
About The University of Arizona Global Campus
The University of Arizona Global Campus ("Global Campus" or "UAGC") is an independent university that is operated in affiliation with the University of Arizona. Global Campus is designed to provide flexible opportunities for working students from diverse backgrounds who seek to gain knowledge and skills that will help them to achieve their life and career goals. Global Campus builds on Ashford University's promise of high-quality online learning, access and inclusivity and the University of Arizona's mission as a land-grant institution focused on student success. Global Campus is accredited by the Western Association of Schools and Colleges Senior College and University Commission (WSCUC) and is one of the nation's most innovative online universities with approximately 35,000 students. UAGC ranks No. 2 in the U.S. with 318 Quality Matters (QM) certified courses and has more than 50 degrees at the associate, bachelor's, master's and doctoral levels. For more information, visit uagc.edu.